EXHIBIT 10.01

UNWIND AGREEMENT AND MUTUAL RELEASE

This Unwind Agreement and Mutual Release is by and between Power Americas Resource Group, Ltd., a Nevada corporation (“PARG”) and Boris Goldstein, an individual (the “Shareholder”) (each hereinafter referred to as a “Party” and collectively referred to as the “Parties”).

RECITALS

WHEREAS, on or about September 9, 2022 the Parties executed an Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 1, (the “APA”) pursuant to which the Shareholder was issued 30,000,000 restricted shares of PARG common stock in book form with the PARG Transfer Agent (the “Shares”) in exchange for certain assets related to 3D/4D printing technology for use in the construction industry (collectively, the “Assets”).

WHEREAS, the Parties desire to unwind and rescind the APA such that the Shareholder relinquishes any claim to the Shares that shall be returned to authorized but unissued status, PARG relinquishes any claim to Assets, and all officer and director appointments related to the Shareholder are rescinded, such that the APA as signed is now null and void.

WHEREAS, to accomplish the unwinding of the APA and subject to the terms and conditions below, PARG desires to return to the Shareholder all of the Assets and desires to take back all of the Shares, which shall be returned to authorized but unissued status:

NOW, THEREFORE, the Parties agree as follows:

1. Recitals. The above recitals are true and correct and incorporated herein.

2. Defined Terms. All defined terms used herein and in the APA not otherwise defined will have the same meaning as set forth in the APA.

3. Termination of Agreement. The APA providing for the issuance of shares to the Shareholder and the acquisition of the Assets by PARG is terminated pursuant to this Unwind Agreement and Mutual Release.

4. Unwind.

4.1 Approval of Unwind.

4.1.1 The PARG Board of Directors and the requisite PARG Shareholders, if necessary, have approved this Unwind Agreement and Mutual Release and the transactions contemplated hereby, on or before the Closing Date. A copy of such PARG Board approval is attached hereto as Exhibit 2 and a copy of the PARG Shareholder approval is attached hereto as Exhibit 3.

4.1.2 The Shareholder has approved this Unwind Agreement and Mutual Release and the transactions contemplated hereby, on or before the Closing Date. A copy of the Shareholder approval is attached hereto as Exhibit 4.

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4.2 The Unwind. In accordance with the provisions of this Unwind Agreement and Mutual Release, on the Closing Date (as defined below), the below shall be done:

4.2.1 Delivery of Stock Cancellation Request with Medallion Guaranteed Stock Power as necessary. The Shareholder shall deliver to PARG, or its duly appointed transfer agent, its instructions to return the Shares issued to Shareholder, constituting all of the PARG common stock owned by the Shareholder, along with medallion guaranteed stock power(s) if so requested by the transfer agent, to authorized by unissued status. A copy, collectively, of these instructions are attached hereto as Exhibit 5.

4.2.2 Assignment of Domain and email hosting. The Shareholder shall deliver and transfer, if necessary, ownership of www.parg.homes to PARG, to include any and all access to email, hosting or access to such all matter related to this domain. A copy of such transfer and assignment instructions are attached here as Exhibit 6.

4.3 No Further Ownership Rights.

4.3.1 From and after the Closing Date, the Shareholder shall cease to have any rights with respect to the Shares.

4.3.2 From and after the Closing Date, PARG shall cease to have any rights with respect to the Assets.

4.4 Resignations. On the Closing Date, the following resignations shall become effective:

4.4.1 Boris Goldstein shall deliver his resignation as directors of PARG, a copy of which is attached hereto as Exhibit 7, and

4.4.2 Boris Goldstein shall deliver his resignation as officer of PARG, a copy of which is attached here as Exhibit 8.

5. Transactions Related to the Unwind.

5.1 Mutual Release. Each Party on behalf of itself and its respective partners, agents, assigns, heirs, officers, directors, employees executors, and attorneys (“Affiliates”) hereby forever and finally releases, relieves, acquits, absolves and discharges the other party and their Affiliates from any and all losses, claims, debts, liabilities, demands, obligations, promises, acts, omissions, agreements, costs and expenses, damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, that they may have against the other party and their Affiliates, including without limitation claims for indemnification, based upon, related to, or by reason of any matter, cause, fact, act or omission occurring or arising at any moment out of the APA.

5.1.1 Each party acknowledges that this mutual release does not constitute any admission of liability whatsoever on the part of any of the undersigned.

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5.2 Non-Disparagement. Each Party on behalf hereby agrees of itself and its respective partners, agents, assigns, heirs, officers, directors, employees executors, and attorneys (“Affiliates”) that neither Party will make any statement that is disparaging about the others, any of its officers, directors, shareholders, or employees including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Shareholder or PARG. Each Party further agrees that they will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of the Shareholder and PARG or any of their respective officers, directors, shareholders or employees. Each Party hereby agrees that each Party or any of their officers, directors, or shareholders, will not make any statement that is disparaging about the any other Party. Each Party and their officers, directors, or shareholders further agree that they and their officers will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of any other Party.

5.3 Indemnification. Each Party shall defend, indemnify, and hold the other harmless from and against any and all losses, damages, liabilities and expenses (including penalties and attorneys’ fees) which are incurred or suffered by or imposed upon another Party arising out of or relating to (i) any failure or breach by the Party to perform any of its covenants, agreements or obligations under this Unwind Agreement and Mutual Release, or (ii) any inaccuracy or incompleteness of any of the representations and warranties of the Party contained in this Agreement or in any Exhibit delivered in connection with this Unwind Agreement and Mutual Release.

5.4 Mutual Confidential Non-Disclosure. During the months leading up to September 9, 2022 and through the date of this Closing as stated in Section 6, below, the Parties have obtained certain confidential and proprietary information regarding each other’s operations. Each Party shall agree to maintain as confidential all confidential information in their possession.

5.5 Expenses. Since the date of the APA and through the date of Closing, the Parties have incurred and may yet incur various expenses, costs and fees, such as legal and accounting fees and other costs and expenses associated with the APA, subsequent operations, and the Unwind Agreement and Mutual Release. The Parties hereby agree that each party shall be responsible for their own expenses, costs, and fees and shall not look to any other party for reimbursement or payment of said expenses, costs, and fees.

6. Closing. The Closing shall be on October 18, 2022, (the “Closing Date”) at which time the deliveries provided for herein shall be made. If no deliveries need be made, the closing shall occur upon execution of this Unwind Agreement and Mutual Release.

6.1 Closing; Closing Date. The Parties to this Unwind Agreement and Mutual Release shall cause this Unwind Agreement and Mutual Release to become effective and consummate the other transactions contemplated by this Unwind Agreement and Mutual Release on the Closing Date, unless such date is extended by the requirements of law or the mutual agreement of the Parties. This Unwind Agreement and Mutual Release shall become effective when executed and delivered by all of the parties hereto.

6.2 PARG Closing Actions. At the Closing, PARG shall deliver or cause to be delivered to the Shareholder the following fully executed documents and/or shall take the following actions at the Closing, all of such actions being deemed to occur simultaneously:

6.2.1 Resolutions of the board of directors of PARG authorizing this Unwind Agreement and Mutual Release.

6.2.2 Resolutions of the shareholder(s) of PARG authorizing this Unwind Agreement and Mutual Release.

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6.3 Shareholder Closing Actions. At the Closing, the Shareholder shall deliver or cause to be delivered to PARG the following documents and/or shall take the following actions at the Closing, all of such actions being deemed to occur simultaneously:

6.3.1 Shareholder consent at or about the Closing Date authorizing this Unwind Agreement and Mutual Release.

6.3.2 Instructions to cancel the Shares and medallion guaranteed stock powers as described in Section 4.2.1.

6.3.3 Necessary assignment and transfer agreements related to www.parg.homes as set forth in Section 4.2.2.

6.4 Other Actions.

6.4.1 Each of the Parties to this Unwind Agreement and Mutual Release shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Unwind Agreement and Mutual Release.

6.4.2 Each of the Parties hereto agree that no public or private announcement of this transaction shall be made, unless otherwise required by law, by rules promulgated by OTC Markets (“OTCM”), by the Securities & Exchange Commission (“SEC”) or by any other regulatory agency.

6.4.3 The Parties agree that PARG shall file a Form 8-K with the SEC and a Disclosure Statement with OTCM within four (4) days of the date first above written reporting this Unwind Agreement and Mutual Release and any announcement referenced in Section 6.4.2 above.

6.5 Status. The Parties agree that they are being returned to their status and position as they existed before the closing of the APA and that there shall be no further obligations on the part of any of the Parties hereto.

7. MISCELLANEOUS.

7.1 Entire Agreement. This Unwind Agreement and Mutual Release and the documents referred to herein constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the Parties hereto are expressly canceled. This Unwind Agreement and Mutual Release and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Unwind Agreement and Mutual Release and their successors and assigns. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the Agreements exclusively in contract pursuant to the express terms and provisions of this Unwind Agreement and Mutual Release and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Unwind Agreement and Mutual Release.

7.2 Amendment and Modifications. This Unwind Agreement and Mutual Release may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

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7.3 Successors and Assigns. This Unwind Agreement and Mutual Release shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Unwind Agreement and Mutual Release without the express prior written consent of the other party hereto. Except as provided in this Article 7, nothing in this Unwind Agreement and Mutual Release is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Unwind Agreement and Mutual Release.

7.4 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

7.5 Notices. All notices, requests, demands and other communications under this Unwind Agreement and Mutual Release or in connection herewith shall be given to or made upon (i) PARG via email to INFO@PARG.HOMES and (ii) to the Shareholder via email to DRGOLD4YOU@GMAIL.COM. All notices, requests, demands and other communications given or made in accordance with the provisions of this Unwind Agreement and Mutual Release shall be in writing, and shall be deemed to be given or made when such communication is sent. Any party may, by written notice to the other, alter its email address or respondent, and such notice shall be considered to have been given three (3) days after notice thereof.

7.6 Binding Effect. Except as may be otherwise provided herein, this Unwind Agreement and Mutual Release will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Unwind Agreement and Mutual Release nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties. Except as otherwise specifically provided in this Unwind Agreement and Mutual Release, nothing in this Unwind Agreement and Mutual Release is intended or will be construed to confer on any person other than the Parties hereto any rights or benefits hereunder.

7.7 Headings. The headings in this Unwind Agreement and Mutual Release are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Unwind Agreement and Mutual Release.

7.8 Counterparts. This Unwind Agreement and Mutual Release may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document. Any signature page delivered by a fax machine, telecopy machine or electronic mail shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original signed counterpart to any party which requests it.

7.9 Governing Law; Venue. This Unwind Agreement and Mutual Release shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Unwind Agreement and Mutual Release may be brought against any of the Parties in the courts of the State of Nevada, Clark County, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

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7.10 Waivers. Compliance with the provisions of this Unwind Agreement and Mutual Release may be waived only by a written instrument specifically referring to this Unwind Agreement and Mutual Release and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

7.11 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

7.12 Joint Preparation. This Unwind Agreement and Mutual Release has been jointly prepared by the Parties and the provisions hereof will not be construed more strictly against one party than another as a result of its participation in such preparation. Each party has consulted such legal, financial, technical or other expert it deems necessary or desirable before entering into this Unwind Agreement and Mutual Release. Each party warrants that it has read, knows, understands and agrees with the terms and conditions of this Unwind Agreement and Mutual Release.

7.13 Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

7.14 Modification. Any term of this Unwind Agreement and Mutual Release may be amended with the written consent of all Parties hereto.

7.15 Severability. If one or more provisions of this Unwind Agreement and Mutual Release are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Unwind Agreement and Mutual Release and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.16 Public Announcements. Prior to Closing, any public announcement or similar publicity with respect to this Unwind Agreement and Mutual Release or the contemplated transactions will be issued, if at all, at such time and in such manner as the Parties mutually agree, and if after the Closing only as set forth herein or required by law. Prior to Closing, unless mutually agreed by the Parties in advance or required by legal requirements, the Parties shall keep this Unwind Agreement and Mutual Release strictly confidential and may not make any disclosure of this Unwind Agreement and Mutual Release to any other party.

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IN WITNESS WHEREOF, the Parties hereto have executed this Unwind Agreement and Mutual Release on as of the date first above written.

SHAREHOLDER:

By:	Boris Goldstein

DATED:

POWER AMERICA RESOURCE GROUP LTD.

By:	Mark Croskery
Its:	Chief Executive Officer

DATED:

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